                                                                  EXHIBIT (A)(7)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated August 22, 1997 and the related Letter of Transmittal, and is being made to all holders of Shares. Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Morgan Stanley & Co. Incorporated, UBS Securities LLC or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     Notice of Offer to Purchase for Cash

                            All Outstanding Shares
                                      of
                   Common Stock of Rhone-Poulenc Rorer Inc.
                                      at
                               $97 Net Per Share
                                      by
                              Rhone-Poulenc S.A.

Rhone-Poulenc S.A., a societe anonyme organized under the laws of the Republic of France ("Purchaser"), is offering to purchase all of the issued and outstanding shares (the "Shares") of common stock, without par value, of Rhone-Poulenc Rorer Inc., a Pennsylvania corporation (the "Company"), at a price of $97 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 22, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer"). Following the Offer, Purchaser intends to effect the Merger described below.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK
CITY TIME, ON WEDNESDAY, OCTOBER 1, 1997, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer such number of the then issued and outstanding Shares, other than Shares owned by Purchaser (the "Purchaser Shares"), which, when taken together with the Purchaser Shares, constitutes 90% of the then issued and outstanding Shares.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 19, 1997 (the "Merger Agreement"), among Purchaser, Merger Subsidiary (as defined below) and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with relevant provisions of the Pennsylvania Business Corporation Law of 1988 (the "PBCL"), RP Vehicle, Inc. ("Merger Subsidiary"), a Pennsylvania corporation specifically organized for the purpose of effecting the merger and a direct wholly owned subsidiary of Purchaser, will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time held by shareholders other than Purchaser or any direct or indirect subsidiary of Purchaser shall be cancelled and shall be converted automatically into

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

the right to receive $97 in cash, or any higher price that may be paid per Share in the Offer, without interest. Shareholders who fully comply with the statutory dissenters procedures set forth in the PBCL will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by the PBCL. No dissenters rights are available in connection with the Offer.

The Board of Directors of the Company, by unanimous vote of all directors present and voting, based upon, among other things, the unanimous recommendation and approval of a special committee of the Board of Directors comprised of the Merger that shareholders accept the Offer and tender their Shares pursuant to the Offer.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in Section 2 under "THE TENDER OFFER" in the Offer to Purchase) pursuant to the procedure set forth in Section 3 under "THE TENDER OFFER" in the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or in the case of a book-entry transfer an Agent's Message (as defined in Section 3 under "THE TENDER OFFER" in the Offer to Purchase) and
(iii) any other documents required under the Letter of Transmittal.

Purchaser expressly reserves the right, in its sole discretion, subject to the terms of the Merger Agreement, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, occurrence of any condition specified in Section 12 under "THE TENDER OFFER" in the Offer to Purchase, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares.

Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to 5:00 p.m., New York City time, on Wednesday, October 1, 1997 (or the latest time and date at which the Offer, if extended by Purchaser, shall expire) and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also

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

be withdrawn at any time after October 21, 1997. For the withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 under "THE TENDER OFFER" in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in
Section 3 under "THE TENDER OFFER" in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.

The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the related Letter of Transmittal contain important information which should be read in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Managers as set forth below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent and the Dealer Managers) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

Wall Street Plaza
New York, New York 10005
Banks and Brokers Call Collect: (212) 440-9800
Call Toll Free: 1-800-223-2064

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The Dealer Managers for the Offer are:
MORGAN STANLEY DEAN WITTER                      UBS SECURITIES
Morgan Stanley & Co. Incorporated               UBS Securities LLC
1585 Broadway                                   299 Park Avenue
New York, New York 10036                        New York, New York 10171
(212) 761-7139                                  Call Toll Free: 1-888-821-5176
August 22, 1997

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